Exhibit 1.01

Conflict Minerals Report of DreamWorks Animation SKG, Inc.

For the Year Ended December 31, 2014

Section 1: Introduction

This is the Conflict Minerals Report of DreamWorks Animation SKG, Inc. (“DreamWorks” or the “Company”) for the year ended December 31, 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). Any defined terms used in this Report and not otherwise defined herein have the meanings set forth in Rule 13p-1 or in the Company’s Form SD to which this Report is attached.

The Company creates branded family entertainment, including animated feature films, television series and related consumer products. The Company has the following reportable segments: Feature Films, Television Series and Specials, Consumer Products and New Media.

In accordance with Rule 13p-1, DreamWorks undertook due diligence efforts to determine the source and chain of custody of the conflict minerals in its products. The Company determined that conflict minerals were necessary for the functionality or production of certain products in its Consumer Products segment. DreamWorks’ analysis of its products consisted of identifying the direct suppliers of products that contain or may contain conflict minerals, sending a notification to these suppliers informing them about the requirements of Rule 13p-1, and requesting they complete a conflict minerals survey based on the standard template designed by the Conflict-Free Sourcing Initiative (the “CFSI”), known as the Conflict Minerals Reporting Template.

For purposes of Rule 13p-1, conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum and tungsten. The Company’s policy with respect to the sourcing of conflict minerals can be found at http://ir.dreamworksanimation.com.

Section 2: Due Diligence

Design of the due diligence framework

DreamWorks designed its due diligence framework to be in conformity with the internationally recognized due diligence framework as set forth in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Framework”) and related Supplements on Tin, Tantalum and Tungsten and on Gold (“3TG”), specifically as it related to the Company’s position in the minerals supply chain as a “downstream” purchaser.

As a downstream purchaser of conflict minerals, the Company does not purchase conflict minerals directly from miners, smelters or refiners, and there are many third parties in the supply chain between the ultimate manufacture of the Company’s products and the original sources of the conflict minerals. Product supply chains are often long and complex, with many different entities involved prior to the receipt of finished products by the Company or its direct suppliers. Accordingly, the Company’s due diligence measures can provide only reasonable, and not absolute, certainty regarding the source and chain of custody of the necessary conflict minerals. The Company’s due diligence processes involve the Company seeking information from its direct suppliers, which in turn may seek similar information within their supply chains in the attempt to identify the original sources of necessary conflict minerals. Due to the Company’s position within the supply chain in relation to the actual extraction and transport of conflict minerals, however, the Company’s ability to verify the accuracy of information reported by suppliers is limited. The Company’s various sources of information may yield inaccurate or incomplete information.

Description of the due diligence measures performed

Summarized below are DreamWorks’ due diligence measures as they relate to the five-step framework as set forth in the OECD Framework:

Establish company management systems

DreamWorks performed the following:

•	Designated a representative from Corporate Legal to direct the overall efforts of the conflict minerals disclosure and compliance program along with a small group of representatives from affected portions of the Company.

•	Engaged an outside consultant to assist in the design and ongoing administration of such program.

•	Established a policy with respect to sourcing of conflict minerals and published this policy online at the following link: http://ir.dreamworksanimation.com.

•	Developed a grievance mechanism to allow parties to contact DreamWorks with conflict minerals related concerns via email at conflictminerals@dreamworksanimation.com.

Identify and assess risks in the supply chain

DreamWorks performed the following:

•	The Company sent notifications to a total of 12 suppliers, which constituted all identified suppliers.

•	Four suppliers were non-responsive to the Company’s request and were sent reminder letters as part of the Company’s supplier engagement plan.

•	The eight responses that were received were reviewed for inconsistencies or apparent errors as part of the Company’s supplier engagement plan.

Design and implement a strategy to respond to identified risks

DreamWorks performed the following:

•	Developed a conflict minerals risk mitigation plan that outlined scenarios whereby conflict minerals could be introduced into DreamWorks’ supply chain and the strategy for identifying and handling such scenarios.

•	Developed a conflict minerals corrective action plan that outlined DreamWorks’ strategy for handling suppliers that are non-responsive or fail to provide the Company with accurate or actionable information regarding the presence or sourcing of conflict minerals in DreamWorks’ products.

•	For this reporting period, the risk mitigation steps undertaken consisted of sending reminder notifications to four non-responsive suppliers and sending follow-up letters requesting clarification to one supplier identified as providing an inconsistent or incomplete survey response.

Carry out independent third-party audit of smelter/refiner due diligence practices

DreamWorks does not have a direct relationship with smelters or refiners that process conflict minerals, and DreamWorks does not perform or direct audits of these entities within its supply chain. DreamWorks relies on the audits of smelters and refiners conducted by the CFSI. The CFSI developed the Conflict-Free Smelter Program, which uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials.

Report annually on supply chain due diligence

DreamWorks’ conflict mineral policy states that the Company will comply with Section 1502 of the Dodd-Frank Act, which includes filing a Form SD and this Conflict Minerals Report with the U.S. Securities and Exchange Commission (the “SEC”) and posting them publicly on the Internet at http://ir.dreamworksanimation.com.

Independent private sector audit

Under SEC guidance issued on April 29, 2014, no independent private sector audit was required.

Section 3: Due Diligence Results and Product Description

Based on the information obtained through the due diligence process, DreamWorks does not have sufficient information to determine the facilities used to produce the conflict minerals in its products, or the country of origin, or the mine or location of origin of conflict minerals in its products.

DreamWorks has concluded that the following products contain necessary conflict minerals:

•	Consumer products, such as light-up toys, novelty items and other character-related merchandise, with simple electronic components that typically contain 3TG.

•	DreamPlaceTM interactive installations that are sold to retail shopping locations, which contain electronic components such as lighting fixtures and elements, video and audio equipment, flat panel television screens, computer hardware and tablet computers that typically contain 3TG.

Section 4: Continuous Improvement

The Company undertook the following measures to improve its ability to identify and respond to risks of supporting armed conflict in its supply chain.

•	Reviewed DreamWorks’ due diligence procedures in the course of its planning activities for the current reporting period.

•	Re-engaged suppliers that were non-responsive to the Company’s survey or its corrective action measures in the previous reporting period.

•	Engaged with a supplier during the current reporting period to validate the contents of the supplier’s survey, and issued corrective action by directing the supplier to training resources.

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